Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2007, relating to the financial statements and financial statement schedules of Allied World Assurance Company Holdings, Ltd appearing in the Annual Report on Form 10-K of Allied World Assurance Company Holdings, Ltd for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda

December 31, 2007